Exhibit 5.1

August 6, 2009

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form S-3 (Registration No. 333-141110), including the base prospectus contained therein, filed by Plains Exploration & Production Company, a Delaware corporation (the “Company”), with the Commission (as amended, the “Registration Statement”), for the purpose of registering under the Act, among other securities, common stock, par value $0.01 per share, and (ii) the preparation of a preliminary prospectus supplement dated August 6, 2009 (together with the base prospectus, the “Preliminary Prospectus Supplement”) and the final prospectus supplement dated August 6, 2009 (together with the base prospectus, the “Final Prospectus Supplement”) in connection with the offer and sale of up to an aggregate of 17,250,000 shares of the Company’s common stock (the “Common Stock”), to be issued by the Company and sold pursuant to the terms of an underwriting agreement among the Company, Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC (the “Underwriting Agreement”).

We have examined originals or certified copies of (i) the Underwriting Agreement and (ii) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Common Stock has been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor provided for therein, such Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable.

Plains Exploration & Production Company

August 6, 2009

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We have assumed that the Common Stock will be issued and sold in the manner stated in the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement and in accordance with the terms of the Underwriting Agreement.

B.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.